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                                                                   EXHIBIT 10.20

                         AGREEMENT OF PURCHASE AND SALE

                       [201 Elliott Ave West, Seattle, WA]

         This agreement of purchase and sale ("Agreement") is made as of the 3rd day of June 2004 ("Effective Date") between Elliott Park LLC, a Washington limited liability company ("Seller"), and Bernardo Property Advisors, Inc., a California corporation ("Purchaser").

         Subject to the terms and conditions of this Agreement, Seller will sell to Purchaser, and Purchaser will purchase from Seller, a five-story story office building located at 201 Elliott Avenue West, Seattle, Washington (such building and other property is defined below as the "Property"). Seller owns the adjoining building and related property located at 101 Elliott Avenue West, Seattle, Washington (the "Adjoining Property"). The Property and the Adjoining Property will share access and certain facilities pursuant to a reciprocal easement and use agreement substantially in the form of EXHIBIT B ("REA"), subject to the provisions of Section 3.6 below. In addition, the Property and the Adjoining Property are security for an existing loan in the original principal amount of $25 million from Prudential Insurance Company of America ("Prudential") to Seller, as borrower (the "Existing Loan"). In order to facilitate this sale, Seller made a request to Prudential that the Existing Loan be divided into two separate loans, one encumbering only the Property, and the other one encumbering only the Adjoining Property.

ARTICLE 1. PROPERTY/PURCHASE PRICE

         1.1. Property. Subject to the terms and conditions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the following property (collectively, the "Property"):

                  (a) The "Real Property," being the land described in EXHIBIT A attached hereto, containing approximately 52,100 square feet; all improvements and fixtures (other than fixtures owned by tenants pursuant to the Leases) located thereon, including but not limited to a five-story office building located on such land (the "Improvements"); all and singular the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining to such real property (including, without limitation, those appurtenances established under the REA); and all right, title, and interest of Seller in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such real property. The Real Property and the Personal Property shall exclude the boiler on the Property, and the pipes connecting to such boiler, that serves the Adjoining Property (the "Adjoining Property Boiler"). Seller shall retain ownership of the Adjoining Property Boiler.

                  (b) The landlord's interest in the "Leases," being all leases and subleases of space or other occupancy agreements affecting the Improvements, including leases or occupancy agreements which may be made by Seller after the date hereof and before Closing as permitted by this Agreement, and any and all amendments and supplements thereto, and any and all guaranties and security received by landlord in connection therewith.

                  (c) The "Personal Property," being all right, title and interest of Seller in and to all tangible personal property now or hereafter used exclusively in connection with the operation, ownership, maintenance, management, occupancy or improvement of the Real Property including without limitation: equipment; machinery; furniture; art work; furnishings;

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office equipment and supplies stored onsite, excluding cash and deposits, bonds or other security.

                  (d) The "Intangible Property," being all, right, title and interest of Seller, if any, in and to all intangible personal property now or hereafter used exclusively in connection with the operation, ownership, maintenance, management, or occupancy of the Real Property, including without limitation: the name "Elliott Park North"; the plans and specifications for the Improvements; warranties, indemnities, applications, permits, approvals and licenses (to the extent applicable in any way to the above referenced Real Property or the Personal Property and assignable); and insurance proceeds and condemnation awards or claims thereto to the extent provided be assigned to Purchaser hereunder.

         1.2. Purchase Price. The total purchase price to be paid to Seller by Purchaser for the Property shall be $53 million (the "Purchase Price"). The Purchase Price, as adjusted for prorations and other adjustments as provided herein, shall be paid by the credit applied with respect to the Parcel B Loan, as provided in Section 4.6, with the balance paid in cash. As a matter of clarity, the Purchase Price is estimated to be paid approximately $36 million in cash and $17 million in assumption of the Parcel B Loan.

         1.3. Deposit of Earnest Money. Within two business days (in this Agreement, a business day shall mean any day of the year other than any Saturday or Sunday or any other day on which banks located in Seattle, Washington generally are closed for business) after the Effective Date, Purchaser shall deposit $200,000 in cash (such amount, including any interest earned thereon, the "Earnest Money") with Escrow Agent. The Escrow Agent shall hold and disburse the Earnest Money in accordance with the escrow provisions in EXHIBIT C. The Earnest Money shall be promptly returned to Purchaser upon any termination of this Agreement other than by reason of Purchaser's default. Seller agrees that it shall not deliver any instruction to the Escrow Agent calling for disbursement of the Earnest Money to Seller except following the occurrence of Purchaser's default hereunder and the expiration of any applicable cure period, and Seller further agrees to provide Purchaser with a copy of such instruction concurrently with the delivery thereof to the Escrow Agent. Provided such supplemental escrow instructions are not in conflict with this Agreement as it may be amended in writing from time to time, Seller and Purchaser agree to execute such supplemental escrow instructions as may be appropriate to enable Escrow Agent to comply with the terms of this Agreement.

         1.4. Title Company and Escrow Agent. The title company and escrow agent is: LandAmerica National Commercial Services, 1200 Sixth Avenue, Suite 1910, Seattle, Washington 98101, Attn: Carol Tuttle (tel. 206.628.2821; fax 206.628.6031).

         1.5. Closing Date. The "Closing Date" shall mean the date that is 30 days after the expiration or termination of the Due Diligence Period; provided, however, that:

         (a) Purchaser shall have the right to extend the Closing Date to a date selected by Buyer that is no later than September 30, 2004 by delivering, at least one business day prior to the previously identified Closing Date: (1) to Seller and Escrow Holder, a written election to such effect setting forth the new Closing Date, and (2) to Escrow Holder cash in the amount of $50,000, which amount shall be added to and thereafter shall handled as part of the Earnest Money;

         (b) From and after the end of the Due Diligence Period, Buyer at all times shall have the right to accelerate the Closing Date by written notice to Seller and Escrow Holder

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establishing a Closing Date earlier than that previously identified (provided that the accelerated Closing Date shall be no earlier than the 5th day immediately following the delivery of such written notice).

ARTICLE 2. INSPECTION

         2.1. Seller's Delivery of Specified Documents. To the extent such items are in Seller's or its property manager's possession or control, Seller shall provide or make available to Purchaser at the Property or at Seller's office the information and documents set forth on EXHIBIT D attached hereto (the "Property Information") within 5 business days after the date of this Agreement. Seller agrees to cooperate with Purchaser and make copies, at Seller's expense, of such documentation as Purchaser may request during the course of Purchaser's review of the Property Information. The terms Rent Roll, Operating Statements, Commission Schedule and Service Contracts are defined in EXHIBIT D. Seller shall have the continuing obligation during the pendency of this Agreement to provide Purchaser with any document described above and coming into Seller's or its property manager's possession or produced by or for Seller after the initial delivery of the Property Information.

         2.2. Due Diligence. Purchaser shall have through July 23, 2004, (the "Due Diligence Period") in which to examine, inspect, and investigate the Property and, in Purchaser's sole and absolute judgment and discretion, to determine whether the Property is satisfactory to Purchaser to proceed with this transaction. Purchaser may terminate this Agreement pursuant to this Section 2.2 by giving written notice of termination to Seller on or before the last day of the Due Diligence Period. This Agreement shall continue in full force and effect if Purchaser does not give the written notice of termination. Upon such termination, the Earnest Money shall be refunded to Purchaser immediately upon request, and all further rights and obligations of the parties under this Agreement shall terminate except for those that expressly survive such termination.

         2.3. Access. Upon reasonable notice to Seller, Purchaser shall have reasonable access to the Property and all books and records for the Property that are in Seller's or its property manager's possession or control for the purpose of conducting surveys, architectural, engineering, geotechnical and environmental inspections and tests, and any other inspections, studies, or tests reasonably required by Purchaser. Purchaser may not conduct a Phase II environmental inspection or any sampling without Seller's prior written consent, which may be withheld in Seller's sole discretion. All access shall be subject to any rights of tenants, and restrictions in tenant leases. Purchaser shall have no authority to allow any liens to be placed against the Property, and Purchaser shall keep the Property free and clear of any liens and will indemnify, defend, and hold Seller harmless from all claims asserted against Seller as a result of Purchaser's entry onto the Property, including reasonable attorneys' fees incurred in connection with any claim. Purchaser is not obligated under this indemnity with respect to liability arising by reason of any existing Property condition disclosed by Purchaser's investigation. Purchaser's duty to indemnify, defend, and hold Seller harmless, and Purchaser's restoration obligations, in this Section 2.3 shall survive any termination or expiration of this Agreement, and shall not be limited by any liquidated damage provision in this Agreement. If any inspection or test disturbs the Property, Purchaser will restore the Property to its condition before any such inspection or test. During the pendency of this Agreement, Purchaser and its agents, employees, and representatives shall have a continuing right of reasonable access to the Property and any office where the records of the Property are kept, with notice, for the purpose of examining and making copies of all books and records and other materials relating to the Property in Seller's or its property manager's possession or control. During the Due

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Diligence Period, Purchaser may conduct tenant interviews, at which Seller shall be present, in accordance with a tenant interview schedule to which the parties shall reasonably agree. Purchaser shall have the right to conduct a "walk-through" of the Property before the Closing upon appropriate notice to tenants as permitted under the Leases. In the course of its investigations, Purchaser may make inquiries to third parties, including, without limitation, tenants (and subtenants), Prudential's representatives, contractors, property managers, parties to Service Contracts and municipal, local and other government officials and representatives, and Seller consents to such inquiries; provided, however, that all communications to tenants/subtenants, government officials (when related to environmental matters), and property management personnel shall be coordinated exclusively through Seller.

         2.4. Tenant Estoppels. Seller shall endeavor to secure and deliver to Purchaser, before the Closing Date, estoppel certificates from tenants (and subtenants) under all Leases either (a) in the form of EXHIBIT E attached hereto, (b) if a Lease provides for a specific form of tenant estoppel, then in such form, or (c) if a tenant (or subtenant) has executed a prior form, then in such form; provided that only those forms of prior Tenant Estoppels attached hereto as EXHIBIT E-1 may be used to satisfy this clause (c) (the "Tenant Estoppels"), except that such estoppel certificates shall specify the amount of tenant improvement allowance due under a Lease. The Tenant Estoppels shall be delivered to the tenants not later than 10 days after the Effective Date, and Seller shall apply commercially reasonable efforts to obtain the same, duly executed by the tenants, and deliver the same to the Purchaser no later than the forty-fifth (45th) day immediately following the Effective Date. Seller shall provide Purchaser with copies of the Tenant Estoppels in the form attached hereto as EXHIBIT E for Purchaser's review and comment before delivering the Tenant Estoppels to tenants. If any tenant fails to deliver a Tenant Estoppel or if any Tenant Estoppel discloses any facts objectionable to Purchaser in its reasonable opinion, then Seller shall use commercially reasonable efforts to obtain the Tenant Estoppel or to correct any such objectionable facts contained in the Tenant Estoppel.

         2.5. Service Contracts; Property Management and Leasing Agreements; Property Employees. During the Due Diligence Period, Purchaser shall notify Seller as to which Service Contracts Purchaser will assume and which Service Contracts shall be terminated by Seller at Closing. Purchaser will assume the obligations arising from and after the Closing Date under those Service Contracts which Purchaser has elected to assume. Seller shall terminate at Closing all Service Contracts that are not so assumed. Seller shall terminate at Closing, and Purchaser shall not assume, any property management or leasing agreement affecting the Property.

ARTICLE 3. TITLE AND SURVEY REVIEW

         3.1. Delivery of Title Commitment and Survey. Seller shall cause to be delivered to Purchaser within 35 days after the Effective Date an ALTA-ACSM Urban survey of the Property (the "Survey") dated June 2004 prepared by ESM Consulting Engineers, L.L.C., including a certification addressed to Purchaser, substantially in the form attached hereto as EXHIBIT F. If the Survey is not delivered before such date, then the Due Diligence Period will be extended one day for each day beyond such date that the Survey has not been delivered to Purchaser. The Survey will include a description of the Adjoining Property and shall plot all plotable easements benefiting the Property, including the easements under the REA. Within five (5) days of the Effective Date, Seller shall provide to Purchaser a current, effective commitment for title insurance (the "Title Commitment") issued by the Title Company. The Title Commitment, the documents referred to therein, and the Survey are referred to herein collectively as the "Title Documents."

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         3.2.     Title Review and Cure. During the Due Diligence Period,
Purchaser shall review title to the Property as disclosed by the Title Documents. Purchaser shall be entitled to object to any title matters shown in the Title Documents, in its sole discretion, by a written notice of objections delivered to Seller on or before the expiration of the Due Diligence Period. At Closing, whether or not Purchaser makes any objection with respect thereto, Seller shall remove any liens and security interests (other than the liens and security interests securing the Parcel B Loan) including, without limitation, mechanics and materialmens liens or claims thereof, and any exceptions or encumbrances to title which are created by or through Seller after the Effective Date (other than the REA). With respect to any other objections, Seller will cooperate with Purchaser in curing such objections, but shall have no obligation to do so. If Purchaser does not terminate this Agreement before the expiration of the Due Diligence Period pursuant to Section 2.2, then Purchaser shall have been deemed to have approved any title exception set forth in the Title Documents that Seller is not obligated to remove and did not agree in writing to remove or cure. If after the expiration of the Due Diligence Period the Title Company revises the Title Commitment, or the surveyor revises the Survey, to add or modify exceptions, or to add or modify the conditions to obtaining any endorsement requested by Purchaser during the Due Diligence Period, then Purchaser may terminate this Agreement and receive a refund of the Earnest Money if provision for their removal or modification satisfactory to Purchaser is not made. In such case, the Closing Date shall be extended for up to 10 days in order for Purchaser and Seller to determine if such exception can be resolved and to give Purchaser the opportunity to terminate this Agreement and receive a refund of the Earnest Money if the exception is not removed.

         3.3. Permitted Exceptions and Endorsements. "Permitted Exceptions" means exceptions approved or deemed approved by Purchaser pursuant to this Agreement; real estate taxes not yet due and payable; tenants in possession as tenants only under the Leases without any option to purchase or acquire an interest in the Property; the REA; and the loan documents evidencing the Parcel B Loan (as defined herein), to the extent approved by Purchaser in accordance with Article 4 hereof. For the avoidance of doubt, the general exceptions in the Title Commitment will be removed upon issuance of the ALTA extended coverage title policy to be issued in this transaction and are not Permitted Exceptions. "Purchaser's Endorsements" shall mean, to the extent such endorsements are available under the laws of the state in which the Property is located: (1) owner's comprehensive; (2) access; (3) survey (accuracy of survey); (4) location (survey legal matches title legal); (5) separate tax lot; (6) legal lot; (7) zoning 3.1, with parking and loading docks; and (8) such other endorsements as Purchaser may require during the Due Diligence Period based on its review of the Title Commitment and Survey.

         3.4. ALTA Statement. Seller shall execute at Closing an ALTA Statement (Owner's Affidavit) and any other documents, undertakings or agreements customarily required by the Title Company to enable it to issue the Title Policy in accordance with the provisions of this Agreement.

         3.5. Title and Survey Costs. Seller has previously paid for and obtained a survey dated November 25, 2003 from ESM Consulting Engineers, L.L.C. (the "ESM Survey") with a more limited scope than specified in Exhibit F. Seller shall pay for the cost of the standard premium for the Title Policy, including sales tax. Purchaser shall pay for the cost of Purchaser's Endorsements, the additional premium for extended coverage, and the Survey, including any revisions, necessary to make the ESM Survey conform to the requirements of this Agreement,.

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         3.6.     REA.

                  (a) Agreement. The Seller has prepared a draft of the REA in the form attached hereto as EXHIBIT B. On or before June 16, 2004, Purchaser may submit proposed modifications to the form of REA, which Seller may or may not accept. Seller will notify Purchaser in writing as to whether Seller accepts any of Purchaser's proposed modifications. Seller intends to submit the REA to Prudential, on or before approximately June 18, 2004, for Prudential's review and approval. It shall be a condition precedent to the obligations of Purchaser and Seller to close the purchase and sale of the Property that Prudential consent to the REA and agree that the Existing Loan will be subject to the REA. If Purchaser does not terminate this Agreement pursuant to Section 2.2 above, then Purchaser shall be deemed to have approved the REA in the form attached hereto as Exhibit B, or as may be modified by Seller in response to Purchaser's proposed modifications. The Parties agree at Closing to enter into and record the REA in the form approved in accordance with this Section 3.6(a).

                  (b)      Title Review. The Purchaser's title review in Section
3.2 shall include a review of title to the easements and rights benefiting and vesting in Purchaser or the Property under the REA.

ARTICLE 4. EXISTING LOAN

         4.1. Loan Assumption. The Property is to be conveyed without release of, and Purchaser shall assume and take the Property subject to, the lien of the existing mortgage and related security instruments and documents, as so amended and modified (collectively, the "Parcel B Mortgage") in favor of Prudential, which secures payment of such allocated portion of the Existing Loan ("Parcel B Loan") in accordance with the following provisions of this ARTICLE 4.

         4.2. Conditions to Assumption. . It shall be a condition precedent to the obligations of Purchaser and Seller to close the purchase and sale of the Property that any required consent by Prudential to the conveyance of the Property and the division of the Existing Loan into two separate (that is, they are neither cross-defaulted nor cross-collateralized) loans (the Parcel B Loan, as noted above, and as to the Adjoining Property, the "Parcel A Loan") shall have been obtained and its terms and conditions shall be completed. It shall be a condition precedent to the obligations of Purchaser to close the purchase and sale of the Property that (i) any terms and conditions imposed by Prudential, including provision of an Unconditional Guarantee of Recourse Obligations by Purchaser, in connection with issuing such consent shall be satisfactory to Purchaser, in its sole discretion; (ii) the form of agreements pursuant to which the Existing Loan will be segregated and under which Purchaser shall assume the borrower's obligations with respect to the Parcel B Loan under the Existing Mortgage shall be satisfactory to Purchaser, in its sole discretion; (iii) as of the Closing Date there shall not exist any uncured default under the Existing Loan as it relates to the Parcel B; (iv) as of the Closing Date the principal balance of the Property Loan shall approximately equal the amount specified in
Section 1.2; and (v) at the Closing, Prudential executes such documents and makes such deliveries consistent with the Prudential consent letter and all other conditions to Prudential's consent to the conveyance of the Property and assumption of the Parcel B Loan are satisfied; and (vi) Prudential consents to the REA.

         4.3. Assumption Costs. All transfer or other fees charged by Prudential and any fees, costs and expenses charged by Prudential in connection with the transfer of the Property, recording costs and expenses relating to the recordation of any mortgage assignment

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agreement or other documentation relating to the transfer of the Property, attorneys' fees incurred by Prudential, any title insurance premiums or costs for endorsements required by Prudential, and any other costs and expenses relating to the division of the Existing Loan into the Parcel B Loan and the Parcel A Loan shall be paid by Seller, whether or not the transaction is consummated, and Seller shall indemnify, defend and hold Purchaser harmless for any such fees, costs and expenses. Each party shall pay the fees charged by their attorneys in connection with the Existing Loan and the division of the Existing Loan into two separate loans.

         4.4. Cooperation. The parties shall cooperate in good faith and with reasonable diligence to secure the approval of Prudential to the conveyance of the Property to Purchaser and the division of the Existing Loan into two separate loans prior to the expiration of the Due Diligence Period. Seller shall undertake such commercially reasonable efforts as Prudential may require to accomplish such division of the Existing Loan into two separate loans. Purchaser shall have the right to negotiate directly with Prudential concerning Prudential's consent.

         4.5. Closing Deliveries. As Closing deliveries, each of Seller and Purchaser shall execute such documents and shall make such deliveries as Prudential may require of each of them to effect the provisions of this ARTICLE 4 (subject to the limitations set forth herein).

         4.6. Closing Credit. Purchaser shall receive a credit for interest accrued and unpaid through the Closing Date and any other amounts due and payable, but unpaid, on the Closing Date allocable to the Parcel B Loan.

ARTICLE 5. OPERATIONS AND RISK OF LOSS

         5.1.     Ongoing Operations. During the pendency of this Agreement:

                  (a) Preservation of Business. Seller shall cause the Property to be operated only in the ordinary and usual course of business and consistent with past practice, shall preserve intact the Property, preserve the good will and advantageous relationships of Seller with customers, suppliers, independent contractors, employees and other persons or entities material to the operation of its business, shall perform its obligations under Leases and other agreements affecting the Property and shall not take any action or omission which would cause any of the representations or warranties of Seller contained herein to become inaccurate or any of the covenants of Seller to be breached.

                  (b) Maintenance of Insurance. Seller shall continue to carry its existing insurance through the Closing Date, and shall not allow any breach, default, termination or cancellation of such insurance policies or agreements to occur or exist.

                  (c) New Contracts. Without Purchaser's prior written consent in each instance, Seller will not enter into or amend, terminate, waive any default under, or grant concessions regarding any contract or agreement that will be an obligation affecting the Property or binding on the Purchaser after the Closing.

                  (d) Leasing Arrangements. Seller will not enter into any Lease, or amend, terminate, waive any default under, grant concessions regarding, or incur any obligation for leasing commissions or otherwise in connection with any Lease without Purchaser's prior written consent in each instance.

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                  (e)      Removal and Replacement of Tangible Personal
Property. Seller will not remove any Tangible Personal Property unless it is replaced with a comparable item of equal quality and quantity as existed as of the time of such removal.

                  (f) Maintenance of Permits. Seller shall maintain in existence all licenses, permits and approvals, if any, in its name necessary or reasonably appropriate to the ownership, operation or improvement of the Property.

                  (g) Existing Mortgage. Seller covenants and agrees to comply with the terms of the documents evidencing or securing the Existing Loan.

         5.2. Damage. All risk of loss with respect to the Property shall remain with Seller until the Closing and delivery of the deed vesting title in Purchaser, when full risk of loss with respect to the Property shall pass to Purchaser. Seller shall promptly give Purchaser written notice of any damage to the Property, describing such damage, whether such damage is covered by insurance and the estimated cost of repairing such damage. If such damage is not material, then (i) Seller shall, to the extent possible, begin repairs prior to the Closing out of any insurance proceeds received by Seller for the damage,
(ii) at Closing, Purchaser shall receive a credit, net of any proceeds placed in escrow for such purpose established with Prudential as the lender of the Parcel B Loan, for one hundred and twenty-five percent (125%) of the remaining cost to complete the restoration, as reasonably estimated by Seller's contractor (which shall be subject to Purchaser's reasonable approval) and Seller's contractor will be allowed to complete its work, if done so in a commercially reasonable manner, and (iii) Purchaser shall assume the responsibility for the repair after the Closing (it being understood that upon such completion and the payment of any amounts incurred in connection therewith, Purchaser shall return to Seller any excess amounts credited to Seller at Closing for such restoration work, to the extent not required to be applied to effect the completion of the restoration). If such damage is material, Purchaser may elect by notice to Seller given within 10 days after Purchaser is notified of such damage (and the Closing shall be extended, if necessary, to give Purchaser such 10 day period to respond to such notice) to proceed in the same manner as in the case of damage that is not material or to terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser. If damage constituting material damage is not covered by Seller's existing insurance, then Seller shall not be obligated to restore the damage or to credit Purchaser for the cost of restoration. Damage as to any one or multiple occurrences is material if the cost to repair the damage, as reasonably estimated by Seller's contractor (if Seller has engaged a contractor to perform the work), and otherwise by a contractor approved by both Purchaser and Seller, acting reasonably, exceeds $500,000. Purchaser further shall have the right to characterize damage as material if the damage entitles any tenant to terminate its Lease. An affiliate of Seller may be engaged as Seller's contractor.

         5.3. Condemnation. Seller shall promptly give Purchaser notice of any eminent domain proceedings that are contemplated, threatened or instituted with respect to the Property. By notice to Seller given within 10 days after Purchaser receives notice of proceedings in eminent domain that are contemplated, threatened or instituted by any body having the power of eminent domain with respect to the Property, and if necessary the Closing Date shall be extended to give Purchaser the full 10 day period to make such election, Purchaser may terminate this Agreement or proceed under this Agreement, in which event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award, and Purchaser shall have the right during the pendency of this Agreement to negotiate and otherwise deal with the condemning authority in respect of such matter.

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ARTICLE 6. CONDITIONS PRECEDENT; DEFAULT AND REMEDIES

         6.1. Conditions to the Parties' Obligations to Close. In addition to all other conditions set forth herein, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transactions contemplated hereunder shall be contingent upon the following:

                  (a) Representations. The other party's representations and warranties contained herein shall be true and correct as of the date of this Agreement and the Closing Date; and, as a condition benefiting Purchaser only, any update to Seller's representations and warranties pursuant to this Agreement does not disclose new facts that are material and adverse in relation to the applicable original representation and warranty;

                  (b) Performance. As of the Closing Date, the other party shall have performed its obligations hereunder and all deliveries to be made by the other party at Closing have been tendered;

                  (c) Default. As a condition to Purchaser's obligation to close, as of the Closing Date, Seller shall not be in default under any agreement to be assigned to, or obligation to be assumed by, Purchaser under this Agreement.

                  (d) Physical Condition. As a condition benefiting Purchaser only, the physical condition of the Property shall be substantially the same on the Effective Date as on the Closing Date, reasonable wear and tear excepted, unless the alteration of said physical condition is the result of a casualty loss or proceeding in eminent domain, in which case the provisions of Sections 5.2 and 5.3 shall govern;

                  (e) Lease Condition. As a condition benefiting Purchaser only, (1) Seller shall have obtained and delivered to Purchaser as of the Closing Date Tenant Estoppels substantially in the form required pursuant to
Section 2.4 from each Tenant and subtenant matching the rent, term and other information in the Rent Roll included in the initial delivery of the Property Information, and otherwise in form reasonably satisfactory to the Purchaser, and
(2) as of the Closing Date, the Leases shall be in full force and effect and no default, dispute or controversy shall exist or have arisen under any Leases;

                  (f) Title. As a condition benefiting Purchaser only: upon the sole condition of payment of the premium, at Closing, the Title Company shall irrevocably commit to issue to Purchaser an ALTA Owner's Policy of title insurance (Revised 10-13-70 and 10-17-84), with extended coverage (i.e., with ALTA General Exceptions 1 through 5 deleted), dated as of the date and time of the recording of the deed vesting title in Purchaser, in the amount of the Purchase Price, insuring Purchaser as owner of good, marketable and indefeasible fee simple title to the Property, subject only to the Permitted Exceptions, and containing the Purchaser's Endorsements (the "Title Policy").

                  (g) Loan Condition. The condition in Section 4.2 is satisfied (it being understood that the fact that such condition is a condition to the benefit of both parties shall not relieve such parties of their obligations to pursue satisfaction of such condition in accordance with Article
4).

                  (h) Other Condition. Any other condition set forth in this Agreement to such party's obligation to close shall have been satisfied by the applicable date.

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         6.2.     Failure of Condition Precedent. So long as a party is not in default hereunder, if any condition to such party's obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date or other applicable date, such party may, in its sole discretion, either (i) terminate this Agreement by delivering written notice to the other party on or before the Closing Date or other applicable date whereupon the Earnest Money shall be returned to Purchaser, or (ii) elect to close, notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition.

         6.3.     Purchaser's Defaults; Seller's Remedies.

                  (a) In the event of a breach by Purchaser of its obligations under this Agreement, which breach is not cured within five (5) days after Purchaser's receipt of notice of default from Seller (provided that no such cure period shall extend the Closing Date or apply for a breach of the obligation to close by the Closing Date), Seller's sole remedy shall be to terminate this Agreement and retain all Earnest Money and any earnings thereon as liquidated damages, not as a penalty. PURCHASER AND SELLER AGREE THAT IT WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO QUANTIFY THE ACTUAL DAMAGES TO SELLER IN THE EVENT OF A BREACH BY PURCHASER, THAT THE AMOUNT OF ALL EARNEST MONEY IS A REASONABLE ESTIMATE OF SUCH ACTUAL DAMAGES, AND THAT SELLER'S EXCLUSIVE REMEDY IN THE EVENT OF A BREACH BY PURCHASER SHALL BE TO RETAIN ALL EARNEST MONEY AND ANY EARNINGS THEREON AS LIQUIDATED DAMAGES. Notwithstanding the foregoing, this liquidated damages provision does not limit Purchaser's obligations of restoration and indemnity 2.3 above, which expressly survives termination of this Agreement for any reason, including default by Purchaser.

               /s/ JMH                                 /s/ GAK
         ________________________               __________________________
         Initials of Seller                     Initials of Purchaser

                  (b) After Closing, in the event of a breach by Purchaser of its obligations under this Agreement that survive Closing, Seller may exercise any rights and remedies available at law or in equity.

         6.4.     Seller's Defaults; Purchaser's Remedies.

                  (a) In the event of a breach by Seller of its obligations under this Agreement, which breach is not cured within five (5) days after Seller's receipt of notice of default from Purchaser (provided that no such cure period shall extend the Closing Date or apply for a breach of the obligation to close by the Closing Date), Purchaser may elect only one of the following two remedies: (a) terminate this Agreement and receive a refund of the Earnest Money and any earnings thereon, plus reimbursement from Seller for Purchaser's reasonable out of pocket costs incurred in connection with the negotiation of this Agreement, Purchaser's diligence with respect to the Property, and Purchaser's actions in furtherance of the transactions contemplated by this Agreement (provided that said sum recoverable as reimbursement shall not exceed one hundred thousand dollars ($100,000)); or (b) enforce specific performance of this Agreement against Seller, including the right to recover reasonable attorneys' fees.

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                  (b)      After Closing, in the event of a breach by Seller of
its obligations under this Agreement that survive Closing, Purchaser may exercise any rights and remedies available at law or in equity.

ARTICLE 7. CLOSING

         7.1. Closing and Escrow. The consummation of the transaction contemplated herein ("Closing") shall occur on the Closing Date at the offices of the Escrow Agent. Closing shall occur through a normal deed and money escrow with the Escrow Agent. Funds shall be deposited into and held by Escrow Agent in a closing escrow account with a bank satisfactory to Purchaser and Seller. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct the Escrow Agent to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser. Provided such supplemental escrow instructions are not in conflict with this Agreement as it may be amended in writing from time to time, Seller and Purchaser agree to execute such supplemental escrow instructions as may be appropriate to enable Escrow Agent to comply with the terms of this Agreement. The parties understand that the Closing shall occur in Seattle requiring that all necessary deliveries to escrow must be completed by 9 AM PST on the Closing Date.

         7.2. Seller's Deliveries in Escrow. On or before 9:00 AM Seattle time on the Closing Date, Seller shall deliver in escrow to the Escrow Agent the following:

                  (a) Deed. A deed of limited warranty (warranty against grantor's acts) sufficient to vest title in Purchaser as required in Section 6.1(f);

                  (b) Bill of Sale and Assignment of Leases and Contracts. A Bill of Sale and Assignment of Leases and Contracts substantially in the form of EXHIBIT G attached hereto, executed and acknowledged by Seller, vesting in Purchaser good title to the property described therein free of any claims, except for the Permitted Exceptions to the extent applicable; At either party's election, with respect to any particular contract, the assignment and assumption of Service Contracts and other contracts that are being assigned to and assumed by Purchaser, may be accomplished by a single instrument for such contract containing substantially the same terms and provisions as EXHIBIT G;

                  (c) Certificate. A certificate from Seller that contains an updated Rent Roll and an updated list of the Leases and Service Contracts to be assumed, each of which Seller shall certify to be true and correct as of Closing;

                  (d) Notice to Tenants. A notice to each tenant in the form of EXHIBIT H attached hereto;

                  (e) State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property;

                  (f) FIRPTA. A Foreign Investment in Real Property Tax Act affidavit executed by Seller;

                  (g) Tenant Estoppels and Service Contract Estoppels. Estoppel certificates satisfying the conditions in Section 6.1(e);

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                  (h)      Terminations. Terminations, effective no later than
Closing, of those Service Agreements which Purchaser has elected not to assume, including any management agreements affecting the Property;

                  (i) Authority. Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to the Escrow Agent and the Title Company; and

                  (j) Other Deliveries. Any other Closing deliveries required to be made by or on behalf of Seller hereunder or reasonably required to effect the Closing of this transaction consistent with this Agreement.

         7.3. Purchaser's Deliveries in Escrow. On or before 9:00 AM Seattle time on the Closing Date, Purchaser shall deliver in escrow to the Escrow Agent the following:

                  (a) Purchase Price. On or before the Closing Date, the Purchase Price, less the Earnest Money that is applied to the Purchase Price, plus or minus applicable prorations and less the credit provided for in Section 4.6, deposited by Purchaser with the Escrow Agent in immediate, same-day federal funds wired for credit into the Escrow Agent's escrow account;

                  (b) Bill of Sale and Assignment of Leases and Contracts. Counterpart of the assignments provided by Seller in Section 7.2(b), executed by Purchaser;

                  (c) State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property; and

                  (d) Other Deliveries. Any other Closing deliveries required to be made by or on behalf of Purchaser hereunder or reasonably required to effect the Closing of this transaction consistent with this Agreement.

         7.4. Closing Statements/Escrow Fees. Seller and Purchaser shall deposit with the Escrow Agent executed closing statements consistent with this Agreement in the form required by the Escrow Agent. The Escrow Agent's escrow fee shall be divided equally between and paid by Seller and Purchaser.

         7.5. Sales, Transfer, and Documentary Taxes. Seller shall pay all excise, transfer, recording, deed or similar taxes imposed in connection with this transaction under applicable state or local law (including without limitation any real estate excise tax). Purchaser shall pay any sales tax associated with any personal property. Purchaser and Seller hereby allocate the Purchase Price as $52,995,000 to real property and $5,000 to personal property.

         7.6. Possession. At the time of Closing, Seller shall deliver to Purchaser possession of the Property, subject only to the Permitted Exceptions.

         7.7. Delivery of Books and Records. Immediately after the Closing, Seller shall deliver to the offices of Purchaser's property manager: the original Leases and Service Contracts; copies or originals of all books and records of account, contracts, copies of correspondence with tenants and suppliers, receipts for deposits, unpaid bills and other papers or documents which pertain to the Property; all permits and warranties; all advertising materials, booklets, keys and other items, if any, used in the operation of the Property; and, if in Seller's or its property manager's possession or control, the original "as-built" plans and specification; all

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other available plans and specifications and all operation manuals. Seller shall cooperate with Purchaser after Closing to transfer to Purchaser any such information stored electronically.

         7.8. Storage Rights. Pursuant to a lease ("PI Lease") entered into with Seller for the Adjoining Property, the Hearst Corporation dba Seattle Post-Intelligencer ("Seattle PI") has the right to use approximately 1,000 square feet of storage space in the Property. Seller shall use reasonable efforts to amend the PI Lease by June 30, 2004 to either (1) move this tenant from the Property or (2) execute a separate license agreement for the space under commercially reasonable terms through April 30,2006, the expiration date of the PI Lease, except that Purchaser will be paid only $1 of rent as consideration..

ARTICLE 8. PRORATIONS AND ADJUSTMENTS

         8.1. Prorations. On or before Closing, Seller shall provide to Purchaser such information and verification reasonably necessary to support the prorations and adjustments under this ARTICLE 8. The items in Subsections (a) through (e) of this Section 8.1 shall be prorated between Seller and Purchaser, based on the actual number of days in the applicable period, as of the close of the day immediately preceding the Closing Date, the Closing Date being a day of income and expense to Purchaser:

                  (a) Taxes and Assessments. Purchaser shall receive a credit for any accrued but unpaid real estate taxes and assessments (including, without limitation, any assessments imposed by private covenant) applicable to any period before the Closing Date, even if such taxes and assessments are not yet due and payable. Purchaser shall receive a credit for any special assessments which are levied or charged against the Property, whether or not then due and payable.

                  (b) Income. Purchaser shall receive a credit for any rent, Operating Expense Pass-throughs, and other income (and any applicable state or local tax on rent) under Leases collected by Seller before Closing that applies to any period after Closing. Uncollected rent and other uncollected income, including Operating Expense Pass-throughs and reimbursement of long lived repairs that may be charged to tenants under the Leases, shall be prorated at Closing and Seller shall receive a credit for them. The reimbursement of long lived repairs principally includes the cost of freight elevator repairs made in 2004. The cost of such repair, estimated at $110,000, is being charged to the tenants under the Leases as an Operating Expense Pass-through, plus interest at 10%, over a period not longer than their respective current lease terms.

                  (c) Operating Expense Pass-throughs. Seller, as landlord under the Leases, is currently collecting from tenants under the Leases additional rent to cover taxes, insurance, utilities, maintenance and other operating costs and expenses (collectively, "Operating Expense Pass-throughs") incurred by Seller in connection with the ownership, operation, maintenance and management of the Property under triple net leases. Purchaser shall be responsible to reconcile the calendar year 2004 Operating Expense Pass-throughs and shall retain all 2004 tenant payments associated with such costs, subject to the prorations in Section 8.1(b). Seller shall cooperate with Purchaser in the reconciliation process.

                  (d) Service Contracts. Seller or Purchaser, as the case may be, shall receive a credit for regular charges under Service Contracts assumed by Purchaser pursuant to this Agreement paid and applicable to Purchaser's period of ownership or payable and applicable to Seller's period of ownership, respectively.

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                  (e)      Utilities. The Seller shall cause the meters, if any,
for utilities to be read the day on which the Closing Date occurs and to pay the bills rendered on the basis of such readings. If any such meter reading for any utility is not available, then adjustment therefor shall be made on the basis of the most recently issued bills therefor which are based on meter readings no earlier than 30 days before the Closing Date; and such adjustment shall be reprorated when the next utility bills are received.

         8.2. Leasing Costs. Leasing commissions, tenant improvement costs, tenant allowances, moving expenses and other out-of-pocket expenses that are the obligation of Seller or landlord under the Leases ("Leasing Costs") shall be the responsibility of Seller; provided however, with respect to Leasing Costs related to the renewal or expansion of a Lease as the result of the exercise of such right after the Effective Date, Purchaser shall be responsible for the payment of Leasing Costs to the extent that they are expressly identified in the Commission Schedule or provided for under the applicable Lease.

         8.3. Security Deposits. All tenant security deposits shall be transferred or credited to Purchaser at Closing. As of the Closing, Purchaser shall assume Seller's obligations related to tenant security deposits, but only to the extent they are properly credited and transferred to Purchaser. In the case of any security deposits held by Seller in the form of letters of credit, such letters of credit and the beneficial interest therein, to the extent permitted by the terms thereof, shall be transferred to Purchaser at the Closing and Seller shall execute and deliver, and use reasonable efforts to cause any applicable tenant(s) to execute and deliver, to Purchaser such documents as are reasonably necessary to cause such transfer to Purchaser at Closing. In the case of any such letters of credit which provide by their terms that the beneficial interest is not transferable, Seller shall use reasonable efforts to cause the applicable tenant(s) to replace or amend such letters of credit with ones in which Purchaser is the beneficiary; however, to the extent that replacement or amended letters of credit are not obtained prior to the Closing, at Closing, the Seller shall deliver the remaining letters of credit to Purchaser. After the Closing, Purchaser may enforce its rights under the applicable Leases to obtain a reissued or amended letter of credit for the benefit of Purchaser and the Seller shall co-operate with Purchaser in such efforts, including executing and delivering such documents as are necessary to cause the amendment or reissuance of the letters of credit in favor of Purchaser.

         8.4. Utility Deposits. Seller shall receive a credit for the amount of deposits, if any, with utility companies that are transferable and that are assigned to Purchaser at the Closing.

         8.5. Sales Commissions. Seller and Purchaser represent and warrant each to the other that they have not dealt with any real estate broker, sales person or finder in connection with this transaction. In the event of any claim for broker's or finder's fees or commissions in connection with the negotiation, execution or consummation of this Agreement or the transactions contemplated hereby, each party shall indemnify and hold harmless the other party from and against any such claim based upon any statement, representation or agreement of such party.

         8.6. Pre-Closing Expenses. Except as otherwise specifically provided in this Agreement or in any other written agreement that may be entered into between Seller and Purchaser, Seller has paid or will pay in full, prior to Closing, all bills and invoices for labor, goods, material and services of any kind relating to the Property and utility charges (except if and to the extent such utility charges are billed directly to Tenants), relating to the period prior to Closing. Except for those Leasing Costs that are the responsibility of Purchaser pursuant to Section 8.4, any alterations, installations, decorations and other work required to be performed

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under any and all agreements affecting the Property (including, but not limited to, Leases) have been or will, by the Closing, be completed and paid for in full.

ARTICLE 9. REPRESENTATIONS AND WARRANTIES

         9.1. Seller's Representations and Warranties. As a material inducement to Purchaser to execute this Agreement and consummate this transaction, Seller represents and warrants to Purchaser that:

                  (a) Organization and Authority. Seller has been duly organized, is validly existing, and is in good standing as a Washington limited liability company. Seller is in good standing and is qualified to do business in the state in which the Real Property is located. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby, other than the consent of Prudential, which consent Seller shall pursue in good faith and diligence in accordance with Article 4 of this Agreement. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligations of Seller, enforceable in accordance with their terms.

                  (b) Conflicts and Pending Actions or Proceedings. There is no agreement to which Seller is a party or, to Seller's knowledge, binding on Seller which is in conflict with this Agreement, or which challenges or impairs Seller's ability to execute or perform its obligations under this Agreement, except for the terms of the Existing Loan. There is not now pending or, to the best of Seller's knowledge, threatened, any action, suit or proceeding before any court or governmental agency or body against the Seller that would prevent Seller from performing its obligations hereunder or against or with respect to the Property. To Seller's knowledge, no condemnation, eminent domain or similar proceedings are pending or threatened with regard to the Property. Seller has not received any notice and has no knowledge of any pending or threatened liens, special assessments, impositions or increases in assessed valuations to be made against the Property.

                  (c) Leases and Rent Roll. As of the date hereof, the only tenants under any Leases affecting the Property are Chiron Corporation, Cell Therapeutics, Inc., United Parcel Service, The Hearst Corporation (as described in Section 7.8), and TCG. The documents constituting the Leases that are delivered to Purchaser pursuant to Section 2.1 are true, correct and complete copies of all of the Leases affecting the Property, including any and all amendments or supplements thereto, and guaranties or other security in connection therewith. There are no lease or occupancy agreements affecting any portion of the Real Property or the Improvements other than the Leases. All information set forth in the Rent Roll is or will be true, correct, and complete in all material respects as of its date. Except as set forth in the Rent Roll, there are no leasing or other fees or commissions due, nor will any become due, in connection with any Lease or any renewal or extension or expansion of any Lease, nor under any understanding or agreement with any party as to payment of any leasing commissions or fees regarding future leases or as to the procuring of tenants. To Seller's knowledge, except as disclosed in the Property Information, no tenants have asserted nor are there any defenses or offsets to rent accruing after the Closing Date and no default or breach exists on the part of any tenant. Seller has not received any notice of any default or breach on the part of the landlord under any Lease, nor, to the best of Seller's knowledge, does there exist any such default or breach on the part of the landlord. Except as set forth in the Rent Roll, all of the landlord's obligations to construct tenant improvements or reimburse the tenants for tenant improvements

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under the Leases have been paid and performed in full and all concessions (other than any unexpired rent abatement set forth in the Leases) from the landlord under the Leases have been paid and performed in full. Except for the shared facilities or uses described in the REA, no tenant under any Lease has the right to lease, use or occupancy any portion of the Adjoining Property.

                  (d) Service Contracts; Operating Statements. The list of Service Contracts to be delivered to Purchaser pursuant to this Agreement is or will be true, correct, and complete as of the date of its delivery. The documents constituting the Service Contracts that are delivered to Purchaser are true, correct and complete copies of all of the Service Contracts affecting the Property. Neither Seller nor, to Seller's knowledge, any other party is in default under any Service Contract. The Operating Statements to be delivered to Purchaser pursuant to this Agreement will show all items of income and expense (operating and capital) incurred in connection with Seller's ownership, operation, and management of the Property for the periods indicated and will be true, correct, and complete in all material respects.

                  (e) Legal Compliance. To Seller's knowledge, Seller has all material licenses, permits and certificates necessary for the use and operation of the Property, including, without limitation, all certificates of occupancy necessary for the lawful occupancy of the Property. Seller has received no written notice that the Property or the use thereof violates any governmental law or regulation or any covenants or restrictions encumbering the Property. Seller has not received any written notices of violations or alleged violations of any laws, rules, regulations or codes, including building codes, with respect to the Property which have not been corrected to the satisfaction of the issuer of the notice.

                  (f) Environmental. Seller has no knowledge of any violation of Environmental Laws related to the Property or the presence or release of Hazardous Materials on or from the Property except as disclosed in the Property Information. Neither Seller nor, to Seller's knowledge, any tenant or other occupant, has used the Property or any part thereof for the release, generation, treatment, storage, handling or disposal of any Hazardous Materials, in violation of any Environmental Laws. To Seller's knowledge, there are no underground storage tanks located on the Property. The term "Environmental Laws" includes without limitation the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act and other federal laws governing the environment as in effect on the Date of this Agreement, together with their implementing regulations, guidelines, rules or orders as of the Date of this Agreement, and all state, regional, county, municipal and other local laws, regulations, ordinances, rules or orders that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials. The term "Hazardous Materials" includes petroleum, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas or such synthetic gas), and any substance, material, waste, pollutant or contaminant listed or defined as hazardous or toxic under any Environmental Law.

                  (g) Withholding Obligation. Seller's sale of the Property is not subject to any federal, state or local withholding obligation of Purchaser under the tax laws applicable to Seller or the Property.

                  (h) Disclosure. Other than this Agreement, the documents delivered at Closing pursuant hereto, the Permitted Exceptions, and the Leases, Service Contracts, and any commission agreements described in the Commission Schedule, there are no contracts or agreements of any kind relating to the Property to which Seller or its agents is a party and which

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would be binding on Purchaser after Closing. Copies of Property Information delivered to Seller pursuant to Section 2.1 hereof are or will be true, correct and complete. To Seller's actual knowledge, the Property Information shall not contain a material misstatement of fact or omit to state a fact necessary in order to make the statements therein not misleading in any material respect. Seller is not aware of any current fact or circumstance pertaining to the condition of the Property that (1) has not been disclosed to Purchaser, or will not be disclosed to Purchaser pursuant to the Property Information, and (2) in Seller's reasonable opinion has a material adverse impact on the value of the Property. Notwithstanding the foregoing, Purchaser agrees that, so long as Seller discloses the following information in a manner which is not misleading in any material respect, Purchaser shall be fully responsible for all information: (a) contained in the Property Information, the Survey, the Title Commitment, the Estoppels, and/or any reports or studies obtained by Purchaser; and/or (b) otherwise disclosed to Purchaser; and/or (c) is of public record and/or is publicly available. Purchaser shall also be responsible for all information discovered through its own due diligence efforts.

                  (h)

                  (i) ERISA. Seller is not and is not acting on behalf of an "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, a "plan" within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended or an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. ss. 2510.3-101 of any such employee benefit plan or plans.

         9.2. Purchaser's Representations and Warranties. As a material inducement to Seller to execute this Agreement and consummate this transaction, Purchaser represents and warrants to Seller that:

                  (a) Organization and Authority. Purchaser has been duly organized and is validly existing as a California corporation, in good standing in the State of California, and will be qualified to do business in the state in which the Real Property is located on the Closing Date. Subject only to obtaining certain internal approvals on or before the expiration of the Due Diligence Period, Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.

                  (b) Conflicts and Pending Action. There is no agreement to which Purchaser is a party or to Purchaser's knowledge binding on Purchaser which is in conflict with this Agreement. There is no action or proceeding pending or, to Purchaser's knowledge, threatened against Purchaser which challenges or impairs Purchaser's ability to execute or perform its obligations under this Agreement.

                  (c) "As-Is" Purchase. Purchaser is an experienced commercial real estate owner and, except as set forth in this Agreement or in any document executed at Closing pursuant to or in connection with this Agreement, shall rely solely upon its own evaluation and investigation of the condition and all aspects of the Property. Purchaser acknowledges that this Agreement grants to Purchaser the opportunity to fully evaluate the condition and all aspects of the Property. Purchaser has asked for, and has obtained in this Agreement, disclosure of information and documents regarding the Property which is in Seller's possession. Accordingly,

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except to the extent that the Seller fraudulently or intentionally conceals or makes misrepresentations as to the condition or suitability of the Property and except for Seller's representations and warranties set forth in this Agreement and the warranties set forth in any closing documents delivered to Purchaser from Seller, Purchaser acknowledges that it is not relying upon any representations of Seller as to the condition of the Property or its suitability for Purchaser's intended use. Subject to the foregoing, in the event Purchaser does not terminate this Agreement pursuant to Section 2.2 above, Purchaser shall be deemed to accept the Property "as is" in all respects.

         9.3. Survival of Representations and Warranties. The representations and warranties set forth in this ARTICLE 9 are made as of the Effective Date and are remade as of the Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing.

ARTICLE 10. MISCELLANEOUS

         10.1. Parties Bound. Neither party may assign this Agreement without the prior written consent of the other, and any such prohibited assignment shall be void; provided, however, that Purchaser may assign this Agreement without Seller's consent to an Affiliate (including without limitation BioMed Property Trust, Inc. (which is in the process of changing its name to BioMed Realty Trust, Inc.) or BioMed Property, L.P.) or to effect an Exchange pursuant to
Section 10.18 hereof. No assignment by Purchaser shall release Bernardo Property Advisors, Inc. of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devisees of the parties. For the purposes of this paragraph, the term "Affiliate" means (i) an entity that directly or indirectly controls, is controlled by or is under common control with the Purchaser or (ii) a partnership or other entity in which Purchaser or an entity described in (i) is a partner or other owner; and the term "control" means the power to direct the management of such entity through voting rights, ownership or contractual obligations.

         10.2. Headings. The article and paragraph headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

         10.3. Expenses. Except as otherwise expressly provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated hereunder, including all legal and accounting fees and disbursements.

         10.4. Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party's right to enforce against the other party the same or any other such term or provision in the future.

         10.5. Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state in which the Real Property is located.

         10.6. Survival. The provisions of this Agreement and the obligations of the parties not fully performed at the Closing shall survive the Closing for one year and shall not be deemed to

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be merged into or waived by the instruments of Closing. Any claim for performance of an obligation after Closing shall be barred and shall lapse unless a claim is made in writing, with a description of the claim made, on or before the first anniversary of Closing.

         10.7. No Third Party Beneficiary. This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third party beneficiary, decree, or otherwise.

         10.8. Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only in writing by a non-electronic instrument executed by the party against whom enforcement is sought. For the avoidance of doubt, copies of signed instruments that are electronically transmitted constitute a writing for this purpose.

         10.9. Time of the Essence. Time is of the essence in the performance of this Agreement.

         10.10. Press Release. Until the Closing, neither Seller nor Purchaser will release or cause or permit to be released any press notices, or publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Agreement without first obtaining the written consent of the other party except those disclosures that are required by securities law(s), including the Securities Act of 1933, or contractual obligation (in which case notice shall be timely provided to the other party of such requirement and disclosure). The foregoing shall not preclude either party from discussing the substance or any relevant details of such transactions with any of its attorneys, accountants, professional consultants, lenders, partners, investors, or any prospective lender, partner or investor, as the case may be, or prevent either party hereto, from complying with laws, rules, regulations and court orders, including without limitation, governmental regulatory, disclosure, tax and reporting requirements, or from Seller making disclosures in the ordinary course of its due diligence inspections and contacts with third parties related thereto. Notwithstanding the foregoing, any party to this transaction (and each employee, agent or representative of the foregoing) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure except to the extent maintaining such confidentiality is necessary to comply with any applicable federal or state securities laws. The authorization in the preceding sentence is not intended to permit disclosure of any other information unrelated to the tax treatment and tax structure of the transaction including (without limitation) (i) any portion of the transaction documents or related materials to the extent not related to the tax treatment or tax structure of the transaction,
(ii) the existence or status of any negotiations unrelated to the tax issues, or
(iii) any other term or detail not relevant to the tax treatment or the tax structure of the transaction.

         10.11. Attorneys' Fees. Should either party employ attorneys to enforce any of the provisions hereof, the non-prevailing party agrees to pay the prevailing party all reasonable costs, charges, and expenses, including reasonable attorneys' fees, expended or incurred by the prevailing party in connection therewith.

         10.12. Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in
EXHIBIT I. Any such notices shall be either

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(i) sent by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one business day after deposit with such courier, (ii) sent by facsimile, in which case notice shall be deemed delivered upon transmission of such notice with confirmed receipt by the sender's machine, or (iii) sent by personal delivery, in which case notice shall be deemed delivered upon receipt or refusal of delivery. A party's address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. The attorney for a party has the authority to send notices on behalf of such party.

         10.13. Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

         10.14. Remedies Cumulative. Except as expressly provided to the contrary in this Agreement, the remedies provided in this Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by law, in equity or otherwise.

         10.15. Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein and the time during any day by which an event must occur shall be deemed to end at 5 p.m., according to local Seattle, Washington time.

         10.16. Public Company Requirements. Upon Purchaser's request, for a period of two years after Closing, Seller shall make the books and records of the Property available to Purchaser for inspection, copying and audit by Purchaser's designated accountants, and at Purchaser's expense. Seller shall provide Purchaser, but without third-party expense to Seller, with copies of, or access to, such factual information as may be reasonably requested by Purchaser, and in the possession or control of Seller, to enable Purchaser to comply with applicable filing requirements of the Securities and Exchange Commission ("SEC"). Purchaser or its designated independent or other accountants may audit the operating statements of the Property, and Seller shall supply such documentation in its possession or control as Purchaser or its accountants may reasonably request in order to complete such audit and shall provide to Purchaser's auditors a customary representation letter from Seller or its representative reasonably satisfactory to Purchaser's auditors in connection with such audit.

         10.17. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile counterparts of the signature pages.

         10.18. Section 1031 Exchange. Either Seller or Purchaser (the "Exchanging Party") may consummate the purchase of the Property as part of a so-called like kind exchange (the "Exchange") pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (the "Code"), provided that: (i) the Closing shall not be delayed or affected by reason of the

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

Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to the Exchanging Party's obligations under this Agreement; (ii) the Exchanging Party shall effect the Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary; (iii) the non-Exchanging Party shall not be required to take an assignment of the purchase agreement for the relinquished property or be required to acquire or hold title to any real property for purposes of consummating the Exchange; and (iv) the Exchanging Party shall pay any additional costs or liabilities that would not otherwise have been incurred by Purchaser or Seller had the Exchanging Party not consummated its purchase through the Exchange. The non- Exchanging Party shall not by this agreement or acquiescence to the Exchange have its rights under this Agreement affected or diminished in any manner or be responsible for compliance with or be deemed to have warranted to Purchaser that the Exchange in fact complies with Section 1031 of the Code.

         10.19. Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed or delivered by either party at Closing, each party agrees to perform, execute and deliver, on or after the Closing any further actions, documents, and will obtain such consents, as may be reasonably necessary or as may be reasonably requested to fully effectuate the purposes, terms and conditions of this Agreement or to further perfect the conveyance, transfer and assignment of the Property to Purchaser.

         10.20. Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                            [Signature Page Follows]

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

                                SIGNATURE PAGE TO

                         AGREEMENT OF PURCHASE AND SALE

                                 BY AND BETWEEN

                                ELLIOTT PARK LLC

                                       AND

                        BERNARDO PROPERTY ADVISORS, INC.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the Effective Date.

SELLER:                                      PURCHASER:

ELLIOTT PARK LLC                             BERNARDO PROPERTY ADVISORS, INC.

By: Sabey Corporation, its Manager

                                             By /s/ GARY A. KREITZER
                                                -------------------------------
By /s/ JAMES N. HARMON                          Alan D. Gold
   ------------------------------------         President
   James N. Harmon,
   Senior Vice President - Investments,
   Treasurer and Secretary

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

Escrow Agent has executed this Agreement in order to confirm that Escrow Agent shall act as escrowee with respect to and hold in escrow the Earnest Money and the interest earned thereon, and shall disburse the Earnest Money and the interest earned thereon, pursuant to the provisions of Exhibit C hereof.

                                         ESCROW AGENT:

                                         LANDAMERICA TITLE INSURANCE COMPANY

                                         By /s/ CAROL TUTTLE
                                            -----------------------------------
                                            Name: Carol Tuttle
                                                  -----------------------------
                                            Title: Com'l Escrow Officer
                                                   ----------------------------

                                         Dated: 6/8/04
                                                -------------------------------

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